Exhibit 99.1

Press Release                                  Source: Patriot Scientific

Patriot Scientific Corporation Engages Imperial Capital,
LLC to Assist in M&A Efforts
Wednesday August 20, 5:00 am ET

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific Corporation (OTCBB:PTSC - News) today announced that it has engaged Imperial Capital, LLC., Los Angeles, Calif., as its financial advisor to assist the Company in identifying, and negotiating, potential acquisition targets and to provide general financial advisory services related to possible future acquisitions.

Previously Patriot Scientific announced a plan to expand its business base beyond its successful IP licensing model, into an operating company focused on such technologies as software, networking and wireless. Patriot Scientific has already announced three transactions this fiscal quarter and continues to target opportunities in the data sharing and secure data solutions markets. Earlier this month, Patriot announced it had completed a definitive agreement to acquire Crossflo Systems Inc, a San Diego based provider of innovative data sharing software for healthcare, law enforcement, government agency and other corporate applications.

“Engaging Imperial Capital, an investment banker with unique insights into the security solutions sector, will help Patriot Scientific focus on a broader range of synergistic targets for our merger and acquisition efforts,” said Rick Goerner, Patriot Scientific President and CEO. “We are building a business model on data sharing and secure data solutions,” he added. “Engaging an investment banker at this juncture legitimizes our broader M&A efforts and allows us to target larger opportunities, including public companies.”

Patriot Scientific plans to use the cash generated from its IP portfolio to acquire, or otherwise invest in technology companies that further its vision of secure data sharing in a connected world. In its recently released Form 10-K report to the SEC, Patriot reported nearly $20 million in cash and marketable securities with no debt.

About Patriot Scientific Corporation

Headquartered in Carlsbad, California, Patriot Scientific Corporation is a leading intellectual-property licensing company that developed key microprocessor technologies used in myriad wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Patriot Scientific has recently embarked on an aggressive business expansion initiative based on selective expansion of its IP portfolio, minority investments in early-stage technology companies and full M&A. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

About Imperial Capital, LLC

Headquartered in Los Angeles, California, with offices in New York and San Francisco, Imperial Capital, LLC is a full-service investment bank focused on, among other things, providing transaction advisory services to the security and security-related products industries. For more information on Imperial Capital, LLC, please visit: www.imperialcapital.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Contact:
Patriot Scientific
Paul Bibeau, 760-547-2700
Source: Patriot Scientific